Exhibit 99.1

SmartRent Reports Second Quarter 2025 Financial Results

Company Expands Cost Reduction Program to $30 Million

Targeting Cash Flow Neutrality exiting 2025

Phoenix, Ariz., August 6, 2025 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”), a leading provider of smart communities solutions and smart operations solutions for the rental housing industry, today reported financial results for the three months ended June 30, 2025.

Second Quarter 2025 Highlights:

•
Revenues totaled $38.3 million, 21% lower than the prior year, primarily due to lower hardware revenues. Annual Recurring Revenue increased 11% to $56.9 million.
•
Net loss increased $6.3 million to $(10.9) million, and Adjusted EBITDA aggregated $(7.3) million, compared with $0.9 million from the prior year, primarily due to lower hardware revenues.
•
Company cost reduction program expanded to $30 million in annualized savings.
•
Company maintains strong liquidity position including $105.0 million in cash and an undrawn credit facility of $75 million.

"SmartRent's opportunities for profitable growth and sustained market leadership are compelling. We operate in a large, expanding market with a purpose-built, differentiated platform and a growing SaaS footprint. As a hardware-enabled SaaS company with meaningful scale advantages, our foundation is built on domain expertise and close alignment with the needs of our customers - property owners and operators," commented Frank Martell, President and CEO of SmartRent.

Martell added, "During the second quarter, the Company has taken aggressive steps to reset our cost structure and drive productivity into everything we do. This cost reduction program is designed to deliver at least $30 million of annualized expense reductions which we believe will result in adjusted EBITDA and cash flow neutrality on a run rate basis exiting 2025. At the same time, we are becoming more cost efficient, we are continuing to invest in growth acceleration through innovative new products and capabilities, as well as the progressive infusion of AI into our products and operations."

"We exited Q2 with $105 million in cash, no debt, and a $75 million undrawn credit facility. With the implementation of our cost reduction program, we expect to end the year with a strong liquidity position and the resulting flexibility to drive profitable growth and build long-term operating leverage," said Daryl Stemm, Chief Financial Officer.

“Our second quarter revenue was impacted by our deliberate decision to cease the practice of bulk hardware sales well in advance of customer implementation timelines. This decision was made in the second half of last year. Although this decision has impacted 2025 growth trends, we expect the impact of this decision to normalize later this year. During the quarter we continued to deliver growth in our SaaS revenues, which now stands at 37% of total revenue."

Exhibit 99.1

Second Quarter 2025 Financial Highlights

Total revenue for the quarter was $38.3 million, a 21% decrease from the prior year quarter. This decline primarily reflects the Company's strategic move away from bulk hardware sales not aligned with customer implementation timelines, in favor of a more sustainable, SaaS-focused revenue mix. Hosted services revenue, which includes $14.2 million of SaaS revenue, was $18.8 million for the quarter, a 5% increase from $18.0 million from the prior year quarter. Hardware revenue was $15.1 million, a decrease of $9.6 million or 39% from the same quarter in the prior year. Professional services revenue was $4.3 million, a decrease of $1.5 million, or 26% from the prior year quarter.

The Company delivered a 10% year-over-year increase in SaaS revenue in the second quarter, primarily driven by improvements in Units Deployed. SaaS revenue represented approximately 37% of the Company's total second quarter revenue in 2025, up from 26% from the prior year. SaaS ARPU for the quarter increased year over year 2%, to $5.66 from $5.63.

As of June 30, 2025, Units Deployed reached 847,956, a 10% increase with 76,086 more units compared to June 30, 2024, reflecting continued expansion of our installed base despite near-term sales challenges. The Company had 21,068 New Units Deployed during the quarter, a 6% decrease with 22,469 New Units Deployed in the prior year quarter. Units Booked for the quarter was 24,319, the Company's highest quarterly booking performance in the past year. Year over year, Units Booked were down 35%, principally reflecting the Company's decision to cease the practice of bulk hardware sales.

In the second quarter of 2025, operating expenses were $24.4 million. Operating expenses included approximately $2 million of severance and legal expenses that have no prior year counterpart.

In the second quarter, total gross margin decreased by approximately 260 basis points to 33.1% from 35.7% in the prior year quarter, primarily driven by changes to product mix of hardware shipments. SaaS gross margin decreased by approximately 490 basis points to 70.2% from 75.1% in the prior year quarter. Total gross profit in the second quarter was $12.7 million compared with $17.3 million in the prior year quarter. Hardware gross profit was $2.3 million, a decrease of $6.1 million, from $8.4 million in the prior year quarter, reflecting lower shipment volume due to our shift from hardware bulk sales to recurring revenue and changes in product mix. Professional services gross loss in the second quarter improved to $(1.9) million from $(3.1) million in prior year quarter, primarily driven by increased operational efficiencies and improved unit economics on SmartRent installations. Hosted services gross profit increased to $12.3 million from $12.0 million in the prior year quarter.

Net losses increased in the second quarter to $(10.9) million from $(4.6) million in the same quarter in the prior year. Adjusted EBITDA was $(7.3) million in the second quarter, which is a decrease of $8.3 million from the same quarter in the prior year. Increased losses were principally attributable to lower hardware revenue and severance and legal expenses incurred in 2025 that have no 2024 counterpart.

Exhibit 99.1

Under the Company’s authorized $50 million share repurchase program, SmartRent repurchased approximately 4.1 million shares at an aggregate cost of $3.7 million during the quarter, leaving approximately $16.8 million available for future repurchases. The Company ended the quarter with a cash balance of approximately $105.0 million.

Key Operating Metrics

	For the three months ended June 30,
	2025	2024	% Change
Hardware
Hardware Units Shipped	26,543	48,780	-46%
Hardware ARPU	$571	$506	13%

Professional Services
New Units Deployed	21,068	22,469	-6%
Professional Services ARPU	$365	$327	12%

Hosted Services
Units Deployed (1)	847,956	771,870	10%
Average aggregate units deployed	837,784	760,636	10%
SaaS ARPU	$5.66	$5.63	0%

Bookings
Units Booked	24,319	37,691	-35%
Bookings (in 000's)	$30,460	$45,511	-33%
Units Booked SaaS ARPU	$8.21	$8.07	2%
(1) As of the last date of the quarter

Conference Call Information

SmartRent is hosting a conference call today, August 6, 2025, at 11:30 a.m. ET to discuss its financial results. To join the call, please register on the Company’s investor relations website here. A copy of the Company's earnings presentation is available on the Investor Relations section of SmartRent’s website.

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption and more. The Company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance, areas of focus, including our operations, approach to operational and financial discipline, cost reduction, expected growth, strategy, performance, financial review, stock repurchase program and expected benefits from our stock repurchase program, and other future events and forward-looking statements. Forward-looking statements may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) accelerate adoption of our products and services; (2) anticipate the uncertainties inherent in the development of new business lines and business strategies; (3) manage risks associated with our third-party suppliers and manufacturers and partners for our products; (4) manage risks associated with adverse macroeconomic conditions, including inflation, slower growth or recession, barriers to trade, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment, and currency fluctuations; (5) attract, train, and retain effective officers, key employees and directors and manage risks associated with the leadership transition; (6) develop, design, manufacture, and sell products and services that are differentiated from those of competitors; (7) realize the benefits expected from our acquisitions; (8) acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (9) successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters; (10) comply with laws and regulations applicable to our business, including privacy regulations; (11) realize the benefits expected from our stock repurchase program; and (12) maintain key strategic relationships with partners and distributors. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release, including EBITDA and Adjusted EBITDA. These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Exhibit 99.1

We define Adjusted EBITDA as EBITDA before the following items: non-recurring legal matters, stock-based compensation expense, non-employee warranty expense, non-recurring warranty provisions, goodwill impairment, compensation expenses in connection with acquisitions, non-recurring expenses in connection with acquisitions, asset impairment, other acquisition expenses, and other expenses caused by non-recurring, or unusual, events that are not indicative of our ongoing business. We define EBITDA as net income or loss computed in accordance with GAAP before interest income/expense, income tax expense and depreciation and amortization.

EBITDA and Adjusted EBITDA may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

EBITDA and Adjusted EBITDA are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its current financial goals and optimize its financial performance, while neutralizing the impact of expenses included in its operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

Financial and Operating Metrics Defined

SmartRent regularly monitors several financial and operating metrics including the following which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. These metrics may not provide accurate predictions of future GAAP financial results.

Units Deployed is defined as the aggregate number of Hub Devices that have been installed (including customer self-installations) and have an active subscription as of a stated measurement date.

New Units Deployed is defined as the aggregate number of Hub Devices that were installed (including customer self-installations) and resulted in a new active subscription during a stated measurement period.

Units Shipped is defined as the aggregate number of Hub Devices that have been shipped to customers during a stated measurement period.

Exhibit 99.1

Units Booked is defined as the aggregate number of Hub Device units subject to binding orders executed during a stated measurement period that will result in a New Unit Deployed. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only.

Bookings represent the contract value of hardware, professional services, and the first year of ARR for binding orders executed during a stated measurement period, including renewals and upgrades.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our SaaS revenue earned in the current quarter.

SaaS Revenue is defined as monthly subscription revenue from fees paid by customers for access to one or more of SmartRent's software applications, including access controls, asset monitoring and related services, and our Community WiFi solution.

Average Revenue per Unit (“ARPU”) is used to assess the growth and health of the overall business and reflects our ability to acquire, retain, engage and monetize our customers, and thereby drive revenue. Each revenue stream ARPU is calculated as follows:

Hardware ARPU is total hardware revenue during a given period divided by the total Units Shipped during the same period.

Professional Services ARPU is total professional services revenue during a given period divided by the total New Units Deployed, excluding customer self-installations, during the same period.

SaaS ARPU is total SaaS Revenue during a given period divided by the average aggregate Units Deployed in the same period divided by the number of months in the period.

Units Booked SaaS ARPU is the first year ARR for binding orders with Units Booked executed during the stated measurement period divided by the total Units Booked in the same period divided by the number of months in the period.

Property Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to properties which had SaaS revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same properties. Property Net Revenue Retention includes additions to revenue from price increases on existing products, additions of new products at existing properties and transfers of ownership, offset by any reductions in revenue caused by cancellations or downgrades.

Exhibit 99.1

Customer Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to customers which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same customers. A customer with SaaS Revenue is defined as an entity that has an active subscription during the stated period. Customer Net Revenue Retention includes additions to revenue from transfers of ownership, price increases on existing products and additions of new products at existing properties, offset by any reductions in revenue caused by cancellations or downgrades.

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Revenue
Hardware	$15,143	$24,676	$33,973	$53,753
Professional services	4,327	5,816	8,220	9,274
Hosted services	18,838	18,026	37,459	35,980
Total revenue	38,308	48,518	79,652	99,007

Cost of revenue
Hardware	12,868	16,318	26,828	35,002
Professional services	6,237	8,869	13,530	15,317
Hosted services	6,535	6,026	13,064	11,960
Total cost of revenue	25,640	31,213	53,422	62,279

Operating expense
Research and development	6,465	7,484	14,723	15,846
Sales and marketing	6,375	4,716	11,145	9,270
General and administrative	11,513	12,023	28,407	28,689
Total operating expense	24,353	24,223	54,275	53,805

Impairment charge	-	-	24,929	-

Loss from operations	(11,685)	(6,918)	(52,974)	(17,077)

Interest income, net	1,012	2,290	2,212	4,699
Other income, net	(220)	91	(207)	194
Loss before income taxes	(10,893)	(4,537)	(50,969)	(12,184)

Income tax (benefit) expense	(33)	68	75	113
Net loss	(10,860)	(4,605)	(51,044)	(12,297)
Other comprehensive loss
Foreign currency translation adjustment	639	(11)	727	(5)
Comprehensive loss	(10,221)	(4,616)	(50,317)	(12,302)
Net loss per common share
Basic and diluted	$(0.06)	$(0.02)	$(0.27)	$(0.06)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	188,755	201,986	190,577	202,735

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$105,044	$142,482
Accounts receivable, net	58,571	59,299
Inventory	33,352	35,261
Deferred cost of revenue, current portion	5,782	8,727
Prepaid expenses and other current assets	14,794	11,881
Total current assets	217,543	257,650
Property and equipment, net	5,583	2,451
Deferred cost of revenue	910	3,073
Goodwill	92,339	117,268
Intangible assets, net	21,438	23,375
Other long-term assets	16,156	16,359
Total assets	$353,969	$420,176

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,664	$8,716
Accrued expenses and other current liabilities	30,588	27,245
Deferred revenue, current portion	37,807	35,071
Total current liabilities	80,059	71,032
Deferred revenue	28,550	52,588
Other long-term liabilities	6,511	7,121
Total liabilities	115,120	130,741

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 50,000 shares authorized as of June 30, 2025 and December 31, 2024; no shares of preferred stock issued and outstanding as of June 30, 2025 and December 31, 2024	-	-

Stockholders' equity
Class A common stock, $0.0001 par value; 500,000 shares authorized as of June 30, 2025 and December 31, 2024, respectively; 188,064 and 192,049 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	19	19
Additional paid-in capital	642,010	637,361
Accumulated deficit	(403,809)	(347,847)
Accumulated other comprehensive loss	629	(98)
Total stockholders' equity	238,849	289,435
Total liabilities, convertible preferred stock and stockholders' equity	$353,969	$420,176

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the six months ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(51,044)	$(12,297)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	4,009	3,086
Impairment of investment in non-affiliate	-	2,250
Goodwill impairment	24,929	-
Provision for warranty expense	497	(837)
Non-cash lease expense	449	732
Stock-based compensation	4,997	6,565
Change in fair value of earnout related to acquisition	(294)	140
Non-cash interest expense	72	72
Provision for excess and obsolete inventory	594	120
Provision for expected credit losses	141	1,360
Non-cash legal expense	-	4,955
Change in operating assets and liabilities
Accounts receivable	897	(4,712)
Inventory	1,378	2,059
Deferred cost of revenue	5,108	5,155
Prepaid expenses and other assets	(2,821)	(1,839)
Accounts payable	2,914	(8,663)
Accrued expenses and other liabilities	2,584	(3,339)
Deferred revenue	(21,311)	(11,208)
Lease liabilities	(198)	(813)
Net cash used in operating activities	(27,099)	(17,214)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(3,462)	(275)
Capitalized software costs	(2,388)	(1,722)
Net cash used in investing activities	(5,850)	(1,997)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for repurchases of Class A common stock	(4,918)	(6,381)
Proceeds from options exercise	-	2
Proceeds from ESPP purchases	175	337
Taxes paid related to net share settlements of stock-based compensation awards	(523)	(1,267)
Payment of earnout related to acquisition	-	(1,530)
Net cash used in financing activities	(5,266)	(8,839)
Effect of exchange rate changes on cash and cash equivalents	777	23
Net decrease in cash, cash equivalents, and restricted cash	(37,438)	(28,027)
Cash, cash equivalents, and restricted cash - beginning of period	142,482	215,709
Cash, cash equivalents, and restricted cash - end of period	$105,044	$187,682

Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$105,044	$187,435
Restricted cash, current portion	-	247
Total cash, cash equivalents, and restricted cash	$105,044	$187,682

Exhibit 99.1

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
	(dollars in thousands)		(dollars in thousands)
Net loss	$(10,860)	$(4,605)	$(51,044)	$(12,297)
Interest income, net	(1,012)	(2,290)	(2,212)	(4,699)
Income tax (benefit) expense	(33)	68	75	113
Depreciation and amortization	2,066	1,585	4,009	3,086
EBITDA	(9,839)	(5,242)	(49,172)	(13,797)
Legal matters	(780)	-	4,325	5,300
Stock-based compensation	2,161	3,284	4,997	6,565
Impairment of investment in non-affiliate	-	2,250	-	2,250
Goodwill impairment	-	-	24,929	-
Non-recurring warranty provision	-	463	(150)	463
Other acquisition expenses	(283)	117	(231)	257
Other non-operating expenses	1,392	30	1,581	261
Adjusted EBITDA	$(7,349)	$902	$(13,721)	$1,299

Investor Contact

Kelly Reisdorf
Head of Investor Relations

investors@smartrent.com

Media Contact

Amanda Chavez
Vice President, Marketing & Communications
media@smartrent.com